UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 12, 2018

DEFENSE TECHNOLOGIES INTERNATIONAL CORP.
(Exact name of registrant as specified in its charter)

Delaware	000-54851	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS EmployerIdentification No.)

4730 South Fort Apache Road, Suite 300, Las Vegas, Nevada 89147
(Address of principal executive offices)

Registrant's telephone number, including area code: (800) 520-9485

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K

When used in this Current Report on Form 8-K, the terms "company", "Defense Technologies," "DTII", "we," "us," "our" and similar terminology, reference Defense Technologies International Corp.

Item 1.01 Entry into a Material Definitive Agreement.

On July 12, 2018, we received a $250,000 investment from a private investor. The funds are intended to be used for general expenses, development of our Passive Portal scanner unit and finalization, deployment and demonstration of a beta-testing unit. Following positive test results from the beta testing, we plan to use remaining funds to prepare for production and manufacturing final commercial units and for other general operating expenses.

Our arrangement with the private investor include paying a 5% Royalty to a maximum of BD% thereafter for a period of two years. Also, the investor will receive 100,000 warrants to purchase DTII common stock that may be exercised for up to three years at an exercise price of $2.50 per share. Additionally, the investor may earn a future royalty in the event we are successful in developing and marketing a commercial scanner unit.

Cautionary Note About Forward-looking Statements

Statements contained in this current report which are not historical facts, may be considered "forward-looking statements," which term is defined by the Private Securities Litigation Reform Act of 1995. Any "safe harbor under this Act does not apply to a "penny stock" issuer, which definition would include the Company. Forward-looking statements are based on current expectations and the current economic environment. We caution readers that such forward-looking statements are not guarantees of future performance. Unknown risks and uncertainties as well as other uncontrollable or unknown factors could cause actual results to materially differ from the results, performance or expectations expressed or implied by such forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Defense Technologies International Corp.

Date: July 17, 2018	By: /s/ MERRILL W. MOSES
Merrill W. Moses
President, CEO and
Interim Chief Financial Officer